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                                                                   Exhibit 99(j)

                    CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 10 to the registration statement on Form N-1A of Schwab Annuity Portfolios (the "Registration Statement") of our reports dated January 29, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Reports to Shareholders of Schwab Money Market Portfolio, Schwab S&P 500 Portfolio and Schwab MarketTrack Growth Portfolio II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountant" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP


San Francisco, CA
April 22, 1999